As filed with the Securities and Exchange Commission on May 23, 2008
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CONTINENTAL FUELS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	22-3161629
(State or other jurisdiction ofincorporation or organization)	(I.R.S. Employer Identification No.)

600 Travis, Suite 6910, Houston, Texas 77002
(Address of Principal Executive Offices)

2007 Stock Option/Stock Issuance Plan
(Full title of the plan)

Timothy Brink
CEO, President
Continental Fuels, Inc.
600 Travis, Suite 6910, Houston, Texas 77002
(Name and address of agent for service)

(210) 558-2800
(Telephone number, including area code, of agent for service)

With copy to:

Bradley L. Steere, Esq.
52 White Street
New York, N.Y. 10013

Approximate Date of Commencement of Proposed Sale:   As soon as practicable after the Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered	Per Share (2)	Offering Price	Fee

Common Stock, par value $.001
per share (1)	20,000,000	$.145	$2,900,000	$341.33

(1)

The shares of Common Stock of Continental Fuels, Inc. being registered consists of the 20,000,000 shares of Common Stock reserved for issuance under the 2007 Stock Option/Stock Issuance Plan described herein.

(2)

Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee required under Section 6(b) of the Securities Act and are based upon the closing bid and ask prices for the Common Stock of Continental Fuels, Inc. as quoted on the Over-the-Counter Bulletin Board on May 21, 2008.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The Plan

This registration statement covers up to 20,000,000 shares of the common stock, par value $.001 per share, of Continental Fuels,
Inc. (the "Registrant"), that have been reserved for issuance to certain of the Registrant’s consultants and employees pursuant to the 2007 Stock Option/Stock Issuance Plan (the "Plan").

All information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act of 1933, as amended (the "Act").
The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) under the Act. Such documents are not being filed with the Securities and Exchange Commission
(the "Commission") in accordance with the requirements of Part I of Form S-8, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Part II hereof) a prospectus that meets the requirements of
Section 10(a) of the Securities Act. The Plan is not subject to the provisions of ERISA and is administered by the board of directors of the Registrant.

Resale Restrictions

Shares issued pursuant to the Plan to Registrant’s employees and consultants who are not affiliates of the Registrant are not restricted in resale or re-offer. Certain executive level employees who receive shares under the Plan will only be able to resell or re-offer such shares by means of a Re-offer Prospectus filed in a post-effective amendment to this Registration Statement and they will be bound by the sale volume limitation of Rule 144.

ITEM 2. REGISTRANT INFORMATION.

The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and all reports filed with the
Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2007 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee or consultant, without charge, upon written or oral request made to the Registrant at 600 Travis, Suite 6910, Houston, Texas 77002, telephone number (210) 558-2800.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference into this Registration Statement: (a) the Registrant’s Annual
Report on Form 10-KSB for the fiscal year ended December 31, 2007; and (b) all reports filed with the Commission pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2007.

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All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act
of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this
Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Description of Registrant’s Securities

The authorized capital stock of the Registrant consists of 900,000,000 shares of common stock, par value $.001 per share
("Common Stock"), of which 10,148,842 shares were issued and outstanding on May 21, 2008 and 100,000,000 shares of preferred stock, par value $.001 per share, of which 500,000 shares are designated as Series A Convertible Preferred Stock. As of
May 21, 2008, 48,000 shares of the Registrant’s Series A Convertible Preferred Stock were issued and outstanding. All of the
Registrant’s presently outstanding capital shares are duly authorized, fully paid and non-assessable.

Common Stock

Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of directors and other matters that directly impact the rights of the holders of such class. There is no cumulative voting in the election of directors and our common stockholders do not have any pre-emptive rights to acquire additional shares of Common
Stock. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of
Directors out of funds legally available therefore. In the event of any dissolution, winding up or liquidation of the Registrant, the shares of Common Stock will share ratably in all the funds available for distribution after payment of all debts and obligations and the payment of any liquidation preferences of any outstanding series of the Registrant’s preferred stock. The holders of
Common Stock are subject to any rights that may be fixed for holders of preferred stock as designated upon issuance.

Preferred Stock

Pursuant to the Certificate of Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock, the
Registrant authorized 500,000 shares of its preferred stock to be designated as Series A Convertible Preferred Stock (the "Series
A Preferred Stock"). Each share of the Series A Preferred Stock is convertible into 1,000 shares of the Registrant’s Common
Stock at any time following the date of issuance. Adjustments in the conversion ratio will be made in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger in a manner which will provide the Series A
Preferred holders, upon full conversion into common stock, with the same percentage ownership of the Registrant that existed immediately prior to such action. The Preferred Stock has the same voting rights as our Common Stock, on an as converted basis, with the Series A Preferred holders having one vote for each share of Common Sock into which their shares of Series A Preferred
Stock are convertible. The holders of the Series A Preferred Stock have the right to vote on all matters presented to our common stockholders for a vote. The Series A Preferred Stock has a liquidation preference over our Common Stock up to the one-hundred dollar ($100) per share issuance price of the Series A Preferred Stock.

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Additional shares of the preferred stock of the Registrant may be issued from time to time by the Board of Directors as one or more classes or series. Subject to the provisions of the Registrant’s Articles of Incorporation and limitations imposed by law, the
Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights
(including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Registrant by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Registrant’s management. The issuance of shares of preferred stock pursuant to the Board of
Director’s authority described above may adversely affect the rights of holders of Common Stock. For example, preferred stock issued by Registrant may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common
Stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.   Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Registrant’s Articles of Incorporation contain provisions for indemnification of its officers and directors; in addition, Sections
78.7502 and 78.751 of the Nevada General Corporation Laws provides as follows:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

a.	Is not liable pursuant to NRS 78.138; or

b.

Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

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2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

a.	Is not liable pursuant to NRS 78.138; or

b.	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

a.	By the stockholders;

b.	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

c.	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

d.	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

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3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

       a. Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

       b. Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.   Not applicable.

ITEM 8. EXHIBITS.

Exhibit
Number	Description Of Document

3.1	Articles of Incorporation of Coronado Industries Inc. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed by the Registrant on August 24, 1998.

3.1.1

Certificate of Amendment to the Articles of Incorporation of Coronado Industries Inc. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on February 27, 2007.

3.1.2	Certificate of Amendment to the Articles of Incorporation of Continental Fuels, Inc. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on May 12, 2008.

3.2

By-laws of Continental Fuels, Inc. Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 of the Registrant filed with the Securities and Exchange Commission on August 24, 1998.

4.1

Certificate of Designation of Powers, Preferences and Rights of the Series A Convertible Preferred Stock of Continental Fuels, Inc. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on April 26, 2007.

4.2	2007 Stock Option/Stock Issuance Plan of Continental Fuels, Inc. Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed by the Registrant on December 17, 2007.

5.1	Opinion of Bradley L. Steere, Esq., counsel for the Registrant. #

23.1	Consent of Semple, Marchal & Cooper, LLP. #

23.2	Consent of KBL, LLP. #

23.3	Consent of Bradley L. Steere, Esq. (included in Exhibit 5.1) #

-------------------------------------
# Filed herewith

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ITEM 9.   UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, and the State of Texas, on May 23, 2008.

CONTINENTAL FUELS, INC.

By:	/s/ Timothy Brink

Timothy Brink
CEO, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity in which Executed	Date

/s/ Kamal Abdallah	Director	May 23, 2008
Kamal Abdallah

/s/ Christopher McCauley	Director	May 23, 2008
Christopher McCauley

/s/ Timothy Brink	Director	May 23, 2008
Timothy Brink

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